CONSENT OF INDEPENDENT AUDITORS





The Board of Trustees and Shareholders
Forum Funds and Core Trust (Delaware):

We consent to the use of our report dated October 5, 2001 on the statements of assets and liabilities of Daily Assets Treasury Obligation Fund, Daily Assets Government Fund, Daily Assets Government Obligations Fund and Daily Assets Cash (each a series of Forum Funds) as of August 31, 2001, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented, incorporated by reference in Post-Effective Amendment No. 106, to Registration Statement (No. 2-67052) on Form N-1A under the Securities Act of 1933.

We also consent to the use of our report dated October 5, 2001 on the statements of assets and liabilities of Treasury Cash Portfolio, Government Portfolio, Government Cash Portfolio and Cash Portfolio (each a series of Core Trust (Delaware)) as of August 31, 2001, and the related statements of operations and statements of changes in net assets for each of the years or periods presented, incorporated by reference herein.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectuses and "Independent Auditors" in the statement of additional information.



                                        /s/ KPMG LLP


Boston, Massachusetts
January 8, 2002